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Exhibit 4.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST DATA CORPORATION

        First Data Corporation, a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on April 7, 1989 under the name American Express Information Services Company, HEREBY CERTIFIES that this Second Amended and Restated Certificate of Incorporation restating, integrating and amending its Certificate of Incorporation was duly proposed by its Board of Directors and adopted by its stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL").

RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST DATA CORPORATION

        FIRST:    The name of the Corporation is: First Data Corporation (the "Corporation").

        SECOND:    The registered office of the Corporation is located at Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, in the State of Delaware. The name of its registered agent at such address is Corporation Service Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL as set forth in Title 8 thereof.

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 2,000,000,000 shares of Common Stock, each having a par value of $.01, and 10,000,000 shares of Preferred Stock, each having a par value of $1.00 per share.

        The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

        FIFTH:    A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected initially for a one-year term, Class II directors initially for a two-year term and Class III directors initially for a three-year term. At each succeeding annual meeting of stockholders beginning in 1993, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors may be filled only by a majority of the directors then in office, even if less than a quorum, or a sole remaining director.

        Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

        B.    A director may be removed only by the holders of a majority of shares of Common Stock then entitled to vote at an election of directors and only for cause.

        SIXTH:    A. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        B.    Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH.

        C.    The indemnification and other rights set forth in this Article SIXTH shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

        D.    Neither the amendment nor repeal of Section A, B or C of this Article SIXTH nor the adoption of any provision of this Second Restated Certificate of Incorporation inconsistent with Section A, B or C of Article SIXTH shall eliminate or reduce the effect of Sections A, B and C of this Article SIXTH in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to Section A, B or C of this Article SIXTH if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

        E.    No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the GCL or any amendment thereto or successor provision thereto or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he:

  (i)
  shall have breached his duty of loyalty to the Corporation or its stockholders;

  (ii)
  shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

  (iii)
  shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

  (iv)
  shall have derived an improper personal benefit.

        If the GCL is amended after April 9, 1992 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended.

        Neither the amendment nor repeal of this Section E nor the adoption of any provision of this Second Restated Certificate of Incorporation inconsistent with this Section E shall eliminate or reduce the effect of this Section E in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section E would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        SEVENTH:    A. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by such holders in lieu of such a meeting.

        B.    Notwithstanding anything in this Second Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Second Restated Certificate of Incorporation, the affirmative vote of the holders of more than 80 percent of the voting power of the Voting Stock then outstanding shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH. Neither the alteration, amendment or repeal of this Article SEVENTH nor the adoption of any provision inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

        EIGHTH:    In accordance with Section 203(b)(3) of the GCL, the Corporation expressly elects not to be governed by Section 203 of the GCL.

        NINTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

        IN WITNESS WHEREOF, First Data Corporation has caused this Certificate to be signed on this 13th day of May 2002 in its name and attested by duly authorized officers.

ATTEST:		FIRST DATA CORPORATION
/s/ THOMAS A. ROSSI		/s/ MICHAEL T. WHEALY
Name:	Thomas A. Rossi	Name:	Michael T. Whealy
Title:	Vice President & Assistant Secretary	Title:	Executive Vice President, Secretary, General Counsel & Chief Administrative Officer

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  Exhibit 4.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FIRST DATA CORPORATION